Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated July 17, 2012 accompanying the consolidated financial statements of Edifice Information Management Systems, Inc. as of December 31, 2011 and December 31, 2010 and for the years then ended included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of SPS Commerce, Inc. and subsidiaries on Forms S-8 (File No. 333-167314, effective June 4, 2010; File No. 333-167315, effective June 4, 2010; File No. 333-172073, effective February 4, 2011; File No. 333-179236, effective January 27, 2012; and File No. 333-182007, effective June 8, 2012) and Form S-3 (File No. 333-182097, effective June 26, 2012).

/s/ Grant Thornton LLP

New York, New York

August 7, 2012